ORNDA HEALTHCORP AND SUBSIDIARIES
                           EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
                              (in thousands, except per share amounts)

                                                          Three Months Ended           Six Months Ended
                                                      -------------------------   -------------------------
                                                      February 28   February 29   February 28   February 29
                                                         1995          1996          1995           1996
                                                      -----------   -----------   -----------   -----------
Primary
Average shares outstanding............................    43,906        58,058        43,722        53,094
Net effect of dilutive common
    stock equivalents:
        Stock options and warrants-
          treasury stock method.......................       736         1,914           993         1,651
                                                          ------       -------       -------       -------
TOTAL     ............................................    44,642        59,972        44,715        54,745
                                                         =======       =======       =======       =======

Net income as adjusted for
    preferred stock dividends.......................     $19,411       $27,455      $ 32,266      $ 47,042
                                                         =======       =======      ========      ========
Per share amount......................................   $  0.43       $  0.46      $   0.72      $   0.86
                                                         =======       =======      ========      ========

Fully Diluted
Average shares outstanding............................    43,906        58,058        43,722        53,094
Net effect of dilutive common
    stock equivalents:
          Stock options and warrants-
          treasury stock method.......................       935         2,150         1,091         2,097

          Assumed conversion of redeemable
          preferred stock.............................     1,354            --            --           624
                                                         -------       -------      --------       -------
TOTAL     ............................................    46,195        60,208        44,813        55,815
                                                         =======       =======      ========       =======

Net income............................................   $19,919       $27,455      $ 33,269      $ 47,374
Preferred stock dividend requirements                         --            --        (1,003)           --
                                                         -------       -------      --------      --------
Net income as adjusted for preferred
    stock dividends...................................   $19,919       $27,455      $ 32,266      $ 47,374
                                                         =======       =======      ========      ========


Per share amount......................................   $  0.43       $  0.46      $   0.72      $   0.85
                                                         =======       =======      ========      ========
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